Exhibit 99.1

TEGNA is furnishing full year 2020 guidance for certain metrics listed below:

Full Year 2020 Key Guidance Metrics	2020 Guidance Range[1]
Subscription Revenue	TBD[2]
Political Revenue	> $300 million
Corporate Expenses	$41 - 43 million
Depreciation	$70 - 78 million
Amortization	TBD[3]
Interest Expense	$228 - 233 million
Total Capital Expenditures[4]	$62 - 70 million
Non-Recurring Cap Expenditures	$20 - 24 million
Effective Tax Rate	23.5% - 24.5%
Net Leverage Ratio	4.0x - 4.1x by year-end (4.6x by mid-year)
Free Cash Flow as a % of est. 2019/20 Revenue	19% - 20%
Free Cash Flow as a % of est. 2020/21 Revenue	19% - 20%

[1] Assumes no additional acquisitions or share buyback.
[2] The Company plans to update publicly in first quarter 2020 once it completes the negotiation of a significant agreement by year-end 2019.
[3] This will be updated upon completion of appraisals of the assets and liabilities related to the new acquisitions.
[4] Capital Expenditures prior to reimbursements for repack.